Exhibit 99.1

Timothy Armstrong Named To
Priceline.com Incorporated Board of Directors

NORWALK, Conn., January 7, 2013 . . . The Board of Directors of priceline.com Incorporated (Nasdaq: PCLN) announced today that it has named Timothy (Tim) Armstrong, Chairman and Chief Executive Officer of AOL Inc., as priceline.com's newest Director, effective immediately.

Mr. Armstrong joined AOL in 2009 from Google, where he served as President of The Americas Operations, overseeing North American and Latin American advertising sales, marketing and operations teams. He also was a member of Google's Operating Committee, the company's executive team. Prior to joining Google, Mr. Armstrong was Vice President of Sales and Strategic Partnerships for Snowball.com. Before that, he was Director of Integrated Sales and Marketing for Starwave's and Disney's ABC/ESPN Internet Ventures.

“Tim Armstrong brings a broad, complementary set of skills and expertise to the Priceline Group Board,” said Jeffery H. Boyd, Chairman and Chief Executive Officer of priceline.com. “His deep experience with consumer-facing Internet businesses, Web marketing and search will be highly valued as the Priceline Group continues to expand its desktop and mobile travel service offerings around the globe. I look forward to working with Tim as a member of the Priceline Board.”

“Priceline's leadership team and Board of Directors negotiated a difficult turnaround and emerged with a successful global online business,” said Mr. Armstrong. “I am excited to join the board of a company transforming the global travel industry.”

About The Priceline Group
The Priceline Group (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 270,000 participating hotels worldwide. The Group is composed of four primary brands - Booking.com, priceline.com, Agoda.com and Rentalcars.com - and several ancillary brands. The Priceline Group provides online travel services in over 180 countries in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Booking.com is the number one online hotel reservation service in the world, offering over 250,000 hotels (as of December 4, 2012), and is available in 41 languages. More recent hotel counts are available on the Booking.com website. Priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com's famous Name Your Own Price® service, which can deliver the lowest prices available, or the recently added Express DealsSM, where travelers can take advantage of hotel discounts without bidding.

Agoda.com is an Asia-based online hotel reservation service that is available in 38 languages. Rentalcars.com is a multinational car hire service, offering its reservation services in over 6,000 locations. Customer support is provided in 40 languages.

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priceline.com Press Information: Brian Ek (203) 299-8167 brian.e@priceline.com
Investor Relations: Matthew Tynan (203) 299-8487 matthew.tynan@priceline.com